OUTPUT DEAL MEMO

This Output Deal Memo is made as of February 8, 1996, between LIVE International of 15400 Sherman Way, Van Nuys, California 91410 U.S.A, Telephone: 1-818-778-3203, Fax: 1-818-778-3188 or
its designated offshore company or other designee ("Licensor"), and Pioneer LDC, Inc. ("Distributor") of 20-6, Ebisuminami l-Chome, Shibuya-ku, Tokyo 150 Japan, Telephone: 81-3-5721-6991,
Fax: 81-3-5721-9881.

A.   Pictures
     All feature-length motion pictures which Licensor or its Affiliate shall cause to be released theatrically in the U.S.A. and for which Licensor or its affiliate owns or controls the Rights in the Territory during the License Period.

     1. Where Licensor or any Affiliate (any company 25% or more controlled by either LIVE Entertainment or a 50% or more subsidiary of LIVE Entertainment) owns or controls the Rights in the Territory.
     2. Produced, co-produced, financed, co-financed, or acquired before or during the Output Term.
     3. Provided that principal photography commences prior to the end of the Output Term.
     4. Not to include Pictures licensed in the Territory prior to the effective date of the Agreement, including Pictures licensed to Distributor or its affiliates.
     5. In addition, Licensor shall have the right, but not the obligation, to include Pictures having a Final Production Budget of less than S3 million, provided that Distributor will not be required to accept more than three (3) such Pictures during each year of the Output Term. The process of selecting the three (3) Pictures will be subject to good faith mutual agreement.

     Licensor will use good faith efforts to acquire the Rights in the Territory, where they are available.

B.   Output Term
     The Output Term shall commence on the date of the execution of the Output Deal Memo and end on December 31, 1998.

C.   Territory
     The Territory shall mean Japan, and its presently existing territories and possessions.

D.   Authorized Language
     Dubbed and Subtitled in Japanese.

E.   License Period
     The License Period for each Licensed Right for each Picture subject to the Agreement starts on the date of the execution of the long form Agreement and ends ten (10) years after Licensor's Delivery to Distributor. If Distributor has not recouped the Guarantee of a particular Picture in full on or before the end of the License Period with respect to such Picture, then the License Period of such Picture shall automatically, and without any further notice required, be extended for an additional period of two (2) years ("License Period Extension") starting immediately following the expiration of the original ten (10) year License Period.

F.   Rights
     Licensors shall grant to Distributor the following Rights in and to each Picture:
     1.   Cinematic Rights:   Theatrical, NonTheatrical, Public Video
     2.   Ancillary Rights:   Hotel
     3.   Video Rights        Home Video Rental, Home Video
                              SellThru, Commercial Video in Cassette, Disc,
                              and Cornpact Disc formats
     4.   Pay TV Rights:      Terrestrial Pay TV, Cable Pay TV,
                              Satellite Pay TV
     5.   Free TV Rights:     Terrestrial Free TV, Cable Free TV,
                              Satellite Free TV

G.   Guarantee
     The "Applicable Percentage" calculated on the lessor of either (i) the actual negative cost of each Picture, or (ii) the Final Production Budget of each Picture, plus an amount not to exceed ten percent (10%) thereof if and to the extent of any enhancements to the Final Production Budget. The "Applicable Percentage" shall be ten percent (10%).

     The "Final Production Budget" means the sum of all items of Negative Cost included in the final production budget approved by Licensor or its Affiliate and The "Negative Cost" means the sum aggregate of all costs, charges and expenses accepted by Licensor or its Affiliate as part of the costs of production of the Picture including each of the following:

     1. All direct costs of production (preparation, development, pre-production, principal photography, post-production, completion and delivery) of the Picture, including all budget items customarily categorized as "above-the-line" and "below-the-line," costs, including the acquisition of literary, dramatic and/or musical material;

     2. Included in item 1. above will also be charges established pursuant to Licensor or its Affiliate's then-current price schedule for materials, equipment, facilities, personnel or services of Licensor or its Affiliate furnished in connection with the Picture;

     3. Costs of completion, daily takes, all risks to the negative and other insurance including errors and omissions, production package insurance and completion guarantee (including the premium which would have been paid therefore if and to the extent Licensor or its Affiliate elects to self-insure any items of risk in connection with the Picture};

     4.   All deferments, bonuses, "puts" and participations
          (howsoever defined) measured by or due
          upon the attainment of Gross Receipts realized prior to "Break-even" shall be included when fixed;

     5. All financing charges payable to a bank, financial institution or other lender providing production financing, including points, interest, legal fees and costs (including the cost which would have been paid therefore if and to the extent
          Licensor or its Affiliate elects to self-finance the production of the Picture);

     6. Legal, accounting and production auditing costs in connection with the Picture;

     7. The costs of making all Delivery Materials and their Delivery to Licensor or its Affiliate in the manner specified in the underlying rights agreement between Licensor or its Affiliate and the producer or licensor of the Picture;

     8. A contingency of ten percent {10%) of direct costs but such amount shall be included in the actual negative cost of the Picture only if and to the extent expended in connection with the production of the Picture,

     9.   An overhead charge of seven and five-tenths percent
          (7.5%) of direct costs accruing as and
          when each item of direct negative costs is charged.

     The Guarantee is a minimum net amount from which there may be no offsets or deductions of any sort,

     except for any applicable withholding taxes required by Law; provided, if there should be any such deductions therefrom Distributor shall promptly furnish to Licensor or its Affiliate all relevant documents evidencing Distributor's payment of such taxes and as necessary for Licensor or its Affiliate to claim the proper deduction therefor from its U.S. income taxes.

H. Payment Terms of the Guarantee (all by wire transfer) Distributor will pay the Guarantee of each Picture due to Licensor as follows:
     1. 20% on Licensor's written Notification to Distributor of the Start of Principal Photography of each Picture.
     2.   80% on Licensor's Delivery to Distributor of each Picture.

I.   Cross-Collateralization
     There will be no cross-collaterization amongst Pictures. The
     Recoupable Distribution Costs and Gross Receipts applicable to any particular Picture will be cross-collateralized only as permitted under Section J.

J.   Disposition of Gross Receipts

     1.   Cinematic and Ancillary Costs-Off Deal
          Distributor will make continuing payments and recoupments in the following order of priority from the Gross Receipts for all Cinematic Licensed
          Rights and all Ancillary Licensed Rights of each Picture.

          a.   Recoupment of Recoupable Distribution Costs
               100% of Cinematic and Ancillary Gross Receipts to
               Distributor to recoup Recoupable Cinematic and Ancillary Distribution Costs, including fees paid by Distributor to Non-Affiliated Theatrical
               Subdistributors, not to exceed 20% thereof.
               (First, Distributor may use all of Cinematic and Ancillary Gross Receipts to recoup the Recoupable Cinematic and Ancillary
               Distribution Costs which for purposes of this paragraph and all it subclauses shall be deemed to include all fees paid by Distributor to Non-Affiliated Theatrical
               Subdistributors, not to exceed 20%.)

          b.   Recoupment of the Guarantee
               100% of the remaining Cinematic and Ancillary
               Gross Receipts to Distributor to
               recoup the Guarantee. (Next, Distributor may use all of the remaining Cinematic and Ancillary Gross
               Receipts to recoup the Guarantee.)

          c.   Sharing After Recoupment of the Guarantee
               60% of remaining Cinematic and Ancillary Gross Receipts to Licensor. 40% of remaining Cinematic and Ancillary Gross Receipts to Distributor.
               (Next, Distributor will pay to Licensor, and may retain for itself, the indicated percentages of its Cinematic and Ancillary Gross Receipts left after recoupment of the Guarantee.)

          d. If and to the extent the Recoupable Cinematic and Ancillary Distribution Costs and/or the Guarantee are not recouped as indicated above, then the amount of the deficit shall be referred to hereinbelow as the "Shortfall" which shall be recoupable from Licensor's share of the Home Video Gross
               Receipts, Commercial Video Gross Receipts, Pay TV Gross Receipts and/or Free TV Gross Receipts in the manner provided below. No interest shall accrue on the Shortfall.

2.   Video Royalty Deal
     Distributor will make the following continuing payments and recoupments in the following order of priority from the Gross Receipts derived for the Video Licensed Rights designated below.

     a.   Licensor's Royalty
          30% of Home Video Rental Gross Receipts and Commercial
          Video Gross Receipts to Licensor until Distributor has achieved net rental sales of 35,000 units. Thereafter, 35% of Home Video Rental Gross Receipts and Commercial Video Gross Receipts to Licensor.
          20% of Home Video SellThru Gross Receipts to Licensor.
          (Distributor will pay to Licensor as a royalty the indicated percentage of 100% of the Gross Receipts from exploitation of the indicated Video Licensed Right. All remaining Gross Receipts for such Video Licensed Right will be for the account of Distributor, subject to the provisions below. All Video Distribution Costs will be recouped by Distributor solely from Distributor's share of Video Gross Receipts.)

     b.   Recoupment of Shortfall (if any)
          100% of Shortfall recouped by Distributor;
          (First Distributor may recoup from Licensor's royalties the Shortfall, if any.)

     c.   Licensor's Royalty After Recoupment of the Shortfall (if any)
          30% of Home Video Rental Gross Receipts and Commercial Video Gross Receipts to Licensor until Distributor has achieved net rental sales of 35,000 units. Thereafter, 35% of Home Video Rental Gross Receipts and Commercial Video Gross Receipts to Licensor. 20% of remaining Home Video SellThru Gross Receipts to Licensor. (Next Distributor will pay the aforesaid royalties to Licensor after recoupment of the Shortfall, if any.)

     d.   Additional Video Deal Terms
          Distributor and Licensor agree to negotiate and mutually agree upon the minimum and maximum pricing terms for Video Rental and Sell-Thru prior to the Video Release(s). Distributor and Licensor agree to a Free Goods Limit of not more than three percent (3%) for Rental Units and three percent (3%) for SellThru Units. Distabutor and Licensor agree to a six (6) month Sell-Off Period.

3.   Pay TV & Free TV Deal
     Distributor will make continuing payments and recoupments in the following order of priority from the Gross Receipts for all Pay TV Licensed Rights and all Free TV Licensed Rights.

     a.   Sharing Until Recoupment of the Shortfall (if any)
          75% of remaining Pay TV and Free TV Gross Receipts to Licensor until 100% of applicable Shortfall, if any, is recouped.
          25% of remaining Pay TV and Free TV Gross Receipts to Distributor until 100% of applicable Shortfall, if any, is recouped.
          (First Distributor will credit to Licensor, and retain for itself, the indicated percentage of the Pay TV and Free TV Gross Receipts until the Shortfall, if any, is recouped. The Shortfall will be recouped from payments otherwise due Licensor for the Pay TV and Free TV Licensed Rights.)

     b.   Sharing After Recoupment of the Shortfall (if any)
          75% of remaining Pay TV and Free TV Gross Receipts to Licensor. 25% of remaining Pay TV and Free TV Gross Receipts to Distributor. (Next Distributor will pay to Licensor, and may retain for itself, the indicated percentages of its Pay TV and Free TV Gross Receipts left after recoupment of the Shortfall, if any.)

K    Delivery
     The following items will be available for delivery per Paragraph 11 of the Standard Terms.
     1.   Feature Internegative - 35 mm
     2.   Feature Optical Sound - 35 mm
     3.   Feature M&E Track - 35 mm
     4.   Feature Textless Titles - 35 mm
     5.   Trailer Internegative - 35 mm
     6.   Trailer Optical Sound - 35 mm
     7.   Trailer M&E Track - 35 mm
     8.   Trailer Textless Titles - 35 mm
     9.   D-2 NTSC Tape Master
     10.  Black & White Still Photo Negative of the International Billing Block

L.   Gross Receipts (as excerpted from the "Wagons East" Agreement)
     1. Gross Receipts: Gross Receipts shall be calculated on a cash basis as received by Distributor.

     2. Gross Receipts - Defined: Gross Receipts means the sum on a continuous basis of the following amounts derived with respect to each and every Licensed Right:
          a. All monies or other consideration of any kind (including all amounts from advances, guarantees, security deposits, awards, subsidies, and other allowances) received by, used by or credited to Distributor or any Distributor Affiliates or any approved subdistributors or agents from the license, sale, lease, rental, lending, barter, distribution, diffusion, exhibition, performance, exercise or other exploitation of each Licensed Right in the Picture, all without any deductions; and
          b. All monies or other consideration of any kind received by, used by or credited to Distributor or any Distributor Affiliates or any approved subdistributors or agents as recoveries for the infringement of any Licensed Right in the Picture; and
          c. All monies or other consideration of any kind received by, used by or credited to Distributor or any Distributor Affiliates or any approved subdistributors or agents from any authorized dealing in trailers, posters, copies, stills, excerpts, advertising accessories or other materials used in connection with the exploitation of any Licensed Right in the Picture or contained on Videograms embodying the Picture.
     3.   Gross Receipts Calculated at Source:   No Distributor Affiliates or
          any subdistributors or agents may deduct any fee from Gross Receipts in calculating all amounts due Licensor. For the purpose of determining Licensor's share of Gross Receipts, all Gross Receipts must be calculated at "source". This means that Gross Receipts derived from the exploitation of any the following Licensed Rights must be calculated at the following levels: (i) for any Theatrical Licensed Right, at the level at which payments are remitted by theaters; (ii) for any NonTheatrical or Ancillary Licensed Right, at the level at which payments are remitted by hotels or other entities that exhibit or make the Picture available directly to their patrons or customers, (iii) for any Home Video Licensed Right, at Wholesale Level or Direct Consumer Level as applicable calculated on 100% of gross sales net of actual returns and rebates; (iv) for any Commercial Video or Public Video Licensed Right at the level at which payments are remitted by local exhibitors of the Picture;
          and (vi) for any Television Licensed Right, at the level at which payments are remitted by terrestrial stations, cable systems, satellite telecasters or telephone systems that broadcast, cablecast or transmit the Picture.

     4 Wholesale Level: The Wholesale Level means the level of Videogram distribution from which Videograms are shipped directly to retailers for ultimate sale or rental to the paying public. The Wholesale Level may include intermediate distribution levels between the manufacturer and the retailer, such as rack jobbers and the like, if such distribution is performed by a Distributor Affiliate, or if Distributor participates in the profits from such intermediate distribution, but then only to the extent of such participation.

     5. Direct Consumer Level: The Direct Consumer Level means the level of Videogram distribution at which Videograms are sold or rented directly to the paying public. The "Direct Consumer Level" includes the sale or rental of Videograms by means of retail outlets, mail order, video clubs, and similar methods. Where Commercial Video or Public Video rights are licensed, the Direct Consumer Level also includes the authorized public performance, exhibition, or diffusion of Videograms in accordance with the such Licensed Right. Distributor will not be deemed to be engaged in distribution at the Direct Consumer Level unless such distribution is performed by a Distributor Affiliate, or unless Distributor participates in the profits from such distribution, and then only to the extent of such participation.

     6. Royalty Income: All amounts collected by any collecting society, authors' rights organization, performing rights society or governmental agency that are payable to authors, producers, performers or other Persons and that arise from royalties, compulsory licenses, cable retransmission income, music performance royalties, tax rebates, exhibition surcharges, levies on blank Videograms or hardware, rental or lending royalties, or the like, will as between Licensor and Distributor be the sole property of Licensor and will not be included in or credited to any Gross Receipts. Licensor has the sole right to apply for and collect all these amounts. If any of them are paid to Distributor then Distributor will receive them as Licensor's agent and will immediately remit them to Licensor with an appropriate statement identifying the payment.

     7. Rebates and Subsidies: The following amounts, if received by used by or credited to Distributor, any Distributor Affiliate or any approved subdistributor or agent with respect to any exploitation of the Cinematic & Ancillary Rights to a Picture, will not be included in Cinematic & Ancillary Gross Receipts for that Picture but will be used to reduce Cinematic & Ancillary Recoupable Distribution Costs:
          (i) print, publicity and similar subsidies for the cost of releasing, advertising or publicizing the Picture; (ii) income from publicity tie-ins; or (iii) freight, print, trailer, advertising and other cost recoveries, rebates, refunds or discounts from exhibitors, approved subdistributors or other Persons.

M. Statements - When Rendered (as excerpted from the "Wagons East" Agreement) During the Agreement Term and as long thereafter as Gross Receipts are derived by distributor from the Picture, Distributor will render statements with respect to each calendar quarter, or other quarterly accounting periods as Licensor may designate in writing, provided that Distributor shall provide Licensor with monthly statements regarding estimated box office receipts during the period of the Theatrical Release of the Picture. Each statement must be delivered to Licensor within three (3) months after the end of the period for which it is rendered, provided that the monthly statements regarding estimated box office receipts must be delivered to Licensor within two (2) weeks after the end of the period for which it is rendered. Each statement must be accompanied by payment or' all monies then due Licensor. The timely and complete rendition of accounting statements together with al} monies due Licensor thereunder is the essence of this Agreement.

N. Additional Deal Term (as excerpted from the "Wagons East' Agreement) With respect to exploitation of Satellite Pay and Free TV Rights, Distributor will only make a down link broadcast of a copy of the Picture to satellite reception dishes in the Territory if such signal is encoded and capable of viewing only through use of a decoding device.

O.   Other Terms
     All defined terms not defined in this Summary, as well as the other standard terms and conditions of the Agreement, will be subject to good faith negotiation between the parties. The parties will use their best efforts to incorporate the terms previously negotiated in the "Wagons East" agreement if and to the extent such terms do not expressly or by necessary implication conflict with the terms and conditions contained in this Output Deal Memo.

IN WITNESS WHEREOF, Licensor and Distributor have executed this
Output Deal Memo as of the date first written above to constitute a binding contract between them.


Licensor                                     Distributor
 LIVE INTERNATIONAL or its Designee          PIONEER LDC, IN



By: ___________________________              By:__________________________
     An Authorized Signatory                 An Authorized Signatory